Exhibit 8.1

August 14, 2026

Adamas Trust, Inc.

90 Park Avenue, 23rd Floor

New York, New York 10016

Re:	Adamas Trust, Inc. Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Adamas Trust, Inc., previously known as New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of up to $103,500,000 in aggregate principal amount of 9.600% Senior Notes due 2031 (the “Notes”), pursuant to an underwriting agreement by and among the Company and the several underwriters named therein dated August 11, 2026 (the “Underwriting Agreement”), a preliminary prospectus supplement dated August 11, 2026, and a final prospectus supplement dated August 11, 2026 (together, the “Prospectus Supplement”) to the prospectus dated September 16, 2025 (the “Prospectus”), forming part of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on September 5, 2025 and declared effective by the SEC on September 16, 2025 (File No. 333-290073) (the “Registration Statement”), with respect to the offer and sale of shares of common stock, par value $0.01 per share, of the Company, shares of preferred stock, par value $0.01 per share, of the Company, and debt securities of the Company that may be offered and sold from time to time by the Company. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.            the Company’s Articles of Amendment and Restatement, as amended and supplemented;

2.            the Company’s Bylaws;

3.            the Limited Liability Company Agreement of NYMT Securitization Sub-REIT, LLC, a Delaware limited liability company (“Sub-REIT”), dated as of November 15, 2021;

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4.            the organizational documents for New York Mortgage Funding, LLC (“NYMF”), Hypotheca Capital, LLC (“Hypotheca”), NYMT Residential Tax, LLC (“NYMT Residential”), NYMT Residential Tax 2013-RP1, LLC (“Residential Tax 1”), NYMT Residential Tax 2013-RP2, LLC (“Residential Tax 2”), NYMT Residential Tax 2013-RP3, LLC (“Residential Tax 3”), NYMT Residential Tax 2016-RP1, LLC (“Residential Tax 4”), Headlands Asset Management Fund III (Cayman), LP, Headlands Flagship Opportunity Fund Series I (“Headlands”), NYMT Commercial Management, LLC (“Commercial Management”), NYMT Securitization Company, LLC (“Securitization Company”), and Aaro Asset Management, LLC (“Aaro”);

5.            the Registration Statement, the Prospectus, and the Prospectus Supplement;

6.            the Underwriting Agreement;

7.            the “taxable REIT subsidiary” (“TRS”) election for Hypotheca, which election, as amended, lists The New York Mortgage Company, Inc. and NYMC Loan Corporation as greater than 35%-owned subsidiaries;

8.            the TRS election for NYMF;

9.            the TRS election for NYMT Residential;

10.          the TRS election for Residential Tax 1;

11.          the TRS election for Residential Tax 2;

12.          the TRS election for Residential Tax 3;

13.          the TRS election for Residential Tax 4;

14.          the TRS election for Headlands;

15.          the TRS election for Commercial Management;

16.          the TRS election for Securitization Company;

17.          the TRS election for Aaro; and

18.          such other documents as we have deemed necessary or appropriate for purposes of this opinion.

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In connection with the opinions rendered below, we have assumed, with your consent, that:

1.            each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.            during its taxable year ending December 31, 2026, and future taxable years, the Company has operated and will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years, without regard to any qualifications as to knowledge or belief;

3.            during its taxable year ending December 31, 2026, and future taxable years, Sub-REIT has operated and will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of Sub-REIT (the “Sub-REIT Officer’s Certificate” and together with the Company Officer’s Certificate, the “Officer’s Certificates”), true for such years, without regard to any qualifications as to knowledge or belief;

4.            the Company will not make any amendments to its organizational documents or the organizational documents of NYMF, Hypotheca, Residential Tax 4, Commercial Management, Securitization Company, Aaro or any other subsidiary after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year;

5.            Sub-REIT will not make any amendments to its organizational documents or the organizational documents of any subsidiary after the date of this opinion that would affect Sub-REIT’s qualification as a REIT for any taxable year; and

6.            no action will be taken by the Company, Sub-REIT, NYMF, Hypotheca, Residential Tax 4, Commercial Management, Securitization Company, Aaro or any other subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we have also relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officer’s Certificates and the factual matters discussed in the Prospectus and the Prospectus Supplement that relate to the Company’s status as a REIT. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificates. Furthermore, where the factual representations in the Officer’s Certificates involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

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Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officer’s Certificates, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material U.S. Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a)          the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, for its short taxable year ended December 31, 2004 and its taxable years ended December 31, 2005 through December 31, 2025, and the Company’s organization and current and proposed method of operation (as described in the Company Officer’s Certificate) will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2026 and thereafter; and

(b)          the descriptions of law and the legal conclusions in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s or Sub-REIT’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof; and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. Additional issues may exist that could affect the U.S. federal income tax treatment of the transaction or matter that is the subject of this opinion, and this opinion letter does not consider or provide a conclusion with respect to any such additional issues. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Certain Legal Matters” in the Prospectus and under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Sincerely,

/s/ Vinson & Elkins LLP

VINSON & ELKINS LLP